Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (333-107836, Amendment No. 1) of Discovery Laboratories, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated February 25, 2000, with respect to our audits of the consolidated financial statements for the period from May 18, 1993 (inception) through December 31, 1999, not presented separately, included in its annual report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


Eisner LLP

New York, New York
August 20, 2003